                                            23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-208262 and 333-225898) on Form S-8 of our report dated March 5, 2021, with respect to the consolidated balance sheet of The Joint Corp. and Subsidiary and Affiliates as of December 31, 2020, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year then ended, and the related notes, which report appears in the December 31, 2021 annual report on Form 10-K of The Joint Corp. and Subsidiary and Affiliates.

/s/ Plante & Moran, PLLC

March 11, 2022

Denver, Colorado